Exhibit 99.1

CONTACT:	Steve Tuttle Vice President of Communications TASER International, Inc. Media ONLY Hotline: (480) 444-4000

Tom Smith Retires As Chairman of TASER International to Join New Start-up as CEO and Co-Founder

Director Michael Garnreiter Elected to Serve as New Chairman

SCOTTSDALE, Ariz., February 13, 2012 — TASER International, Inc. (NASDAQ: TASR), a global provider of safety technologies that protect life, prevent conflict, and resolve disputes, today announced that Co-Founder and Chairman Tom Smith is retiring from the Board of Directors to join a new start-up in the aviation industry in Scottsdale, Arizona as CEO and co-founder, as well as pursue opportunities to join other boards.

Mr. Smith founded TASER International in 1993 together with his brother Rick Smith, CEO of TASER International. During the past 19 years, Mr. Smith has served as Chief Operating Officer, President, and Chairman. For the past several years, Mr. Smith served as Executive Chairman and oversaw sales for the Company. His retirement comes at the end of a progressive year-long transition of sales responsibilities to Chief Marketing Officer Jeff Kukowski.

Mr. Smith is succeeded as Chairman of the Board of Directors by Michael Garnreiter. Mr. Garnreiter joined the Board of Directors in 2006. Mr. Garnreiter also serves as Audit Committee Chair and is one of the Company’s designated financial experts on the Board of Directors. The Board has reduced the number of directors to eight with this retirement, increasing the percentage of independent directors from 66.7 percent (6 of 9) to 75 percent (6 of 8). Further, the Company believes this is an important milestone with the appointment of its first independent Chairman.

“Having co-founded TASER, I understand the energy and focus required to take a concept from a start-up to a growing company,” said Tom Smith, Chairman Emeritus of TASER International. “Therefore, I felt it best to retire from my responsibilities at TASER International to fully dedicate myself to my new venture. I have been a pilot for more than 25 years, and when I saw the opportunity to merge my love of aviation with my love of entrepreneurship, I knew the time had come for me to retire from the company I have spent almost 20 years building to dedicate myself to building something new.

“Given the highly competitive nature of the aviation industry, and the revolutionary potential of our new business concept, I will not be publicly disclosing any further details of my new venture until a later date.”

“I’d like to thank Tom for all the blood, sweat, and tears we have shared over the past two decades building TASER into the global leader in less-lethal systems,” said Rick Smith, Chief Executive Officer of TASER International. “I am very excited for his new project, and wish him the greatest of success. I would also like to extend congratulations to Michael Garnreiter on his selection as our new Chairman. I look forward to working closely with Mike and the rest of our highly talented Board to take TASER to the next level through the continued growth of our Electronic Control Devices, our AXON™ point-of-view video systems and Evidence.com cloud computing initiative.”

Tom Smith will continue to ensure a smooth transition of international sales in select countries as a consultant through April 2013.

About TASER International, Inc.

TASER International, Inc. (NASDAQ:TASR) is a global provider of safety technologies that protect life, prevent conflict, and resolve disputes. More than 16,575 public safety agencies in 107 countries rely on TASER® electronic control devices (ECDs) and AXON on-officer camera systems to help protect and serve. Today, the use of TASER ECDs has saved more than 85,000 lives from potential death or serious injury while TASER innovations benefit individuals and families too, providing personal protection and accountability while maintaining regard for life. Since 1994, more than 241,000 individuals have relied on TASER technology as a means for effective personal safety. Learn more about TASER International and its solutions at www.TASER.com and www.EVIDENCE.com or by calling (800) 978-2737. Be a part of the TASER community by joining us on Facebook, LinkedIn, Twitter, and YouTube.

TASER® is a registered trademark of TASER International, Inc., registered in the U.S. All rights reserved. TASER logo, AXON, TASER CAM, X26, X2, X3, and EVIDENCE.com are trademarks of TASER International, Inc.

Note to Investors

To review the TASER International Safe Harbor Statement, please visit our Investor Relations Safe Harbor Statement at http://investor.taser.com/phoenix.zhtml?c=129937&p=irol-safeharbor.
For investor relations information please contact Katie Pyra by phone at 480-515-6330 or via email at IR@TASER.com, or Dan Behrendt, Chief Financial Officer of TASER International, Inc., 480-905-2002.